STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038

December 9, 2015
A&Q Masters Fund
677 Washington Boulevard
Stamford, Connecticut 06901
Re:	Registration Statement on Form N-14
Ladies and Gentlemen:
We have acted as counsel to A&Q Masters Fund (the "Fund"), in connection with the preparation of a Registration Statement on Form N-14 (the "Registration Statement"), registering shares of beneficial interest of the Fund (the "Shares") to be issued pursuant to the terms of the offering as set forth in the prospectus/information statement (the "Prospectus/Information Statement") included as part of the Registration Statement.
We have examined copies of the Certificate of Trust, and all amendments thereto, the Amended and Restated Agreement and Declaration of Trust of the Fund, as amended to date, the current By-Laws of the Fund, the Registration Statement and the Prospectus/Information Statement and statement of additional information contained therein, and such other documents, records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the genuineness of all signatures, the completeness and authenticity of all original and certified documents, the conformity to the originals of all copies submitted to us as conformed or reproduction copies and the completeness and authenticity of the originals of such copies.  As to various questions of fact material to the opinion hereinafter expressed, we have relied upon statements and certificates of officers and representatives of the Fund and others.
Based upon the foregoing, we are of the opinion that the Shares to be issued in accordance with the terms of the offering as set forth in the Prospectus/Information Statement included as part of the Registration Statement, when so issued pursuant to the terms of said offering, will be legally and validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ STROOCK & STROOCK & LAVAN LLP